Exhibit 99.1

Manitex International, Inc.

Conference Call

October 20, 2009

Operator: Ladies and gentlemen, thank you for standing by, and welcome to the Manitex Company Conference Call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions. If you have a question, please press the star followed by the one on your touchtone phone. Please press star zero for operator assistance at any time. For participants using speaker equipment, it may be necessary to pick up the handset before making your selection.

I will now like to turn the conference over to Peter Seltzberg of Hayden Investor Relations. Please go ahead.

Peter Seltzberg: Thanks. Hi guys. Peter Seltzberg with Hayden IR. I want to thank you for taking the time to join today’s call. On the line with us are Dave Langevin, the Chairman and CEO of Manitex International; and Ned Borland, Senior Analyst at Next Generation Research out of Chicago. Ned and I are going to ask Dave some questions about trends in the business and how Manitex is currently positioned in the marketplace.

In introducing Dave, for those that don’t know him, he is the CEO and Chairman of the company since 2006, and has over 20 years of industry experience, principally at Terex where he was responsible for M&A and corporate development. Mr. Langevin joined Terex when they generated just few million dollars in revenue, and by the time he left in 1998, sales had grown to $1.2 billion. In December of ’02, Dave and his partners purchased the Boom Truck division of Manitowoc called Manitex at the time due to SEC concerns over a proposed acquisition of Grove and Manitowoc.

In June 2006, David and his partners merged the company into a public entity and have added several other businesses and brought them into the product portfolio including Liftking, Noble Forklifts, Crane and Machinery, Schaeff and most recently Badger Equipment. The stock is traded on the NASDAQ under the ticker MNTX.

Now, before we begin, I would just like acknowledge that all statements made in the course of the discussion are subject to risks and covered by the Safe Harbor Provision that can be found at each of our periodic filings with the SEC, therefore please be mindful of these risks and refer to our disclosures in our SEC filings for further guidance on these risks.

But first, we’re going to handle the prepared questions and we’ll start off right here.

Dave, thanks for taking the time and doing the call with us today. We’re starting to see some earnings reports come in from various sources within the capital equipment group, and we all know it’s been a challenging period in the last 18 months or so. Cat reported last night, Terex will report tomorrow. From your viewpoint at Manitex, where do you think we are in the market cycle? And, can you offer any optimism that your markets may improve from here? And, if you can talk a little bit about your positioning.

David Langevin: Thank you Peter. Thanks Ned. Good afternoon and thank you for your interest in Manitex.

In regards to your first question, as we all know, it is difficult to say with any precision where we really are. However, we do know that overall, our markets were at unprecedented low levels. But, our quotation levels at Manitex have picked up, so along with an expansion in the GDP, we would expect 2010 to see an increase in our business.

We’re also heading into 2010 with a better and increasing backlog when compared to the same period in 2009. In the Cat announcement that you referred to earlier, they predicted a 10 to 25% increase for 2010 business.

Peter Seltzberg: Okay. Great. Are there any end markets that you see more likely to recover first in your target markets?

David Langevin: We seem to be having an increase in activity in businesses related to commodity prices such as the oil and gas industries, and as many of you are aware, over the past 18 months, we at Manitex have focused more resources on specific international markets such as the Middle East that have seen less of a recession than North America. Therefore, we expect to see continued growth for us in these areas in 2010.

Peter Seltzberg: What is the state of Manitex’s business and operating results specifically, as you see it now?

David Langevin: As we stated in our last quarterly release, our backlog was up approximately 15% from the end of the year, which was 15 million at that point as reported in our 2008 10-K. The largest portion of our current increase in backlog is in the military and specialized material handling equipment categories. Thought it’s also true that on the crane side, we recently announced a group of orders at our Badger subsidiary specifically for the rail industry.

With regard to current activity, we expect our sales to continue to increase in the second half of the year, which follows this increase in backlog. And, as we stated in our last conference call in our second quarter report, due to the type of orders that we have received which require long lead times, we expect the fourth quarter to be the period in which we ship and therefore record our best profits for the year.

Further, we expect this type of backlog which is heavy in military and specialized equipment to carry over into the first part of 2010, which should give us a good start to next year as well.

At our basic Boom Truck product, our quoting activity is increasing but our customers remain cautious in placing orders. This of course continues to challenge our production processes as we are constantly adjusting our expectations with reality. However, we are confident that we are in the right markets with our products and have seen results from our efforts.

Some of these results include an increase in market share where we’ve seen increases to approximately 35%. This is in our Boom Truck business, which is—a market has seen a decrease of another 40% in 2009 when compared to 2008. Though the market is down significantly but our share is up significantly.

In our order book, we’ve introduced and are taking orders by the new crane serving the power transmission markets. And finally, we continue to see our markets expand into the international area.

Peter Seltzberg: Okay. Dave, what would you consider a base line of revenues for the group of businesses which now comprise the company?

David Langevin: Peter, if you look at the last normalized year for our company, which we assume is 2007, and compare those sales for each company within the group of companies now assembled in Manitex international, we assume our sales will return to a consolidated range of 140 to 150 million. Though we believe this range is very conservative when we consider the market share gains that we are currently experiencing.

Peter Seltzberg: Now, getting to your financial performance, what has to happen for you to be more confident that you will remain profitable throughout 2010?

David Langevin: Very simply, we just need to see more forward visibility in our core crane and material handling products.

Peter Seltzberg: And, are there any other opportunities that you see in the market for consolidation?

David Langevin: Absolutely. We believe that this softness in the market is an opportunity for us to consolidate historically attractive prices, and along with market share gains for our products, allow us to finish this cycle as a much stronger and more attractive company. And, I think Badger and the Badger acquisition really represents the type of things that we can do in this type of market.

Ned Borland: David, good afternoon.

David Langevin: Hi Ned.

Ned Borland: You recently penned the acquisition of Badger equipment, as you referred to earlier. Can you explain why you bought it? What you expect from it? And, whether or not it is working out?

David Langevin: Hi Ned. Sure. Of course. The Badger acquisition allows us on a very economical basis to move into a larger and more profitable crane category with a strong well recognized brand. It also gave us access to specialized markets that allows us to cross sell our other products into those markets such as the rail market. So, for a very low entry price of 3 million composed of a note and some stock, and without the assumption of any company debt, we have a company that has historically been profitable and should grow significantly under Manitex’s direction.

And, as we recently announced, we’ve booked approximately 3 million initial orders for our new 30 ton rough terrain crane. Most of these orders are serving the railroad industry and will be shipped in the fourth quarter.

Other markets where we expect this product to have a significant impact is in the refinery industry. So, we are very excited about the impact this company will have on Manitex in the future.

Ned Borland: Are there any products which we see in particular in demand in the—particularly in demand at the present time?

David Langevin: In our core Manitex Company, we see good demand for our new Manitex 155. This product was developed for the power grid industry where we expect to see significant growth over the next few years.

At our Manitex Liftking material handling subsidiary, specialized equipment continues to go in the military and government sectors where we constantly see more activity.

Ned Borland: How sustainable is the military business?

David Langevin: This is another area which is very hard to accurately predict, but our Manitex Liftking division has been serving this market for over 40 years. So, we have a very good foothold in the area, and more specifically, we have visibility in this area for the next six months.

Ned Borland: How would you describe the state of your balance sheet?

David Langevin: The development of our balance sheet has been a priority of ours since merging Manitex into a public entity in 2006. We’ve issued common stock on several occasions and used the proceeds to partially improve our balance sheet while reducing our outstanding debt.

As stated in our last quarterly release, we have generated approximately 3 million in cash from operations during the first six months of 2009 and expect to improve upon that in the second half of the year.

This long-term strategy resulted and our currently successfully extending our bank loan maturity until April of 2012.

Ned Borland: With regard to product mix, is there generally a margin differential with the higher lifting capacity cranes?

David Langevin: Yes. Generally the more highly engineered the piece of equipment is, the higher the margin. Our historical strategy has been to develop and extend our crane capacity, and to concentrate on efforts in higher engineered products. However, that being said, we have significantly increased our market share during this downturn, which also means our mix has changed to include the lower end capacity cranes as well. But, our basic approach and long-term strategy has not changed.

Ned Borland: What were the elements of our restructuring effort earlier this year? And, how permanent are those savings?

David Langevin: We actually started our restructuring at our material handling division in the third quarter of ’08, where we went from more of a fixed cost model to a variable cost one. This was a major shift in the business process for that division, which has served us well during the significant downturn. Currently our efforts are focused on consolidating our purchasing. This becomes very important with the acquisition of Badger and when you consider that a significant percentage of our cost comes from raw material.